UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 21, 2008 (August 18, 2008)
GENENTECH, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-9813	94-2347624
(Commission File No.)	(IRS Employer Identification No.)
1 DNA Way
South San Francisco, California 94080-4990
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 225-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Signatures
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)
On August 18, 2008, the Special Committee (the “Special Committee”) of the Board of Directors of Genentech, Inc. (the “Company”) adopted a broad-based retention program to address any employee concerns created by the proposal of Roche Holding Ltd. (“Roche”) to acquire the shares of the Company not owned by Roche. The Special Committee received input from the Company and an outside compensation advisor with respect to the program. The Company’s Board of Directors, including the Roche representatives, had previously granted the Special Committee authority to implement such a program.
The Special Committee adopted two retention plans and two severance plans that together cover substantially all employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and the other executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders (together, the “named executive officers”).
Retention Plans
The Genentech, Inc. Employee Retention Plan (the “Employee Retention Plan”) and the Genentech, Inc. Executive Retention Plan (the “Executive Retention Plan”, and together with the Employee Retention Plan, the “Retention Plans”), provide for retention bonuses payable to substantially all employees of the Company, including the named executive officers. The participants in the Executive Retention Program are the Company’s CEO, members of the Company’s Executive Committee, the Company’s senior vice presidents and vice presidents, the Company’s executive vice president, research drug discovery, the Company’s controller and chief accounting officer, and the Company’s treasurer.
The Retention Plans are being implemented in lieu of the Company’s planned 2008 stock option grants. The aggregate size of the Retention Plans is approximately $371 million in cash (assuming all employees remain to receive their full payment). The cash amount is approximately equal to the value of the stock options which were expected to be granted in the Company’s 2008 option grant program, calculated using the methodology used in the Company’s financial statements to value options (Black-Scholes) and applying a discount rate. The discount rate reflects the earlier payment dates of the retention bonus, as described below, relative to the vesting schedule which would have applied to the planned option grants.
The estimated GAAP and non-GAAP EPS impact of the retention bonus plan will be approximately 22 cents per share spread over the years 2008-2010 (approximately eight cents in the remainder of 2008, approximately 12 cents in 2009, and approximately two cents in 2010, assuming that full payout occurs on June 30, 2009). Had the 2008 stock option grant program been implemented instead, the estimated GAAP EPS impact would have been approximately 23 cents per share, spread over the years 2008-2013. However, as the 2008 stock option grant program has been cancelled, no charges will be incurred with respect to the 2008 stock option grant program. The impact of the bonus retention plan may vary depending on when and to what extent the bonuses are paid in accordance with the Retention Plans as described below.
The retention bonus under the Retention Plans is established based on employee’s job level, and will be paid as follows:
•	If a merger of the Company with Roche or an affiliate of Roche has not occurred on or before June 30, 2009, then 100% of the retention bonus will be paid on June 30, 2009, subject to the employee remaining employed by the Company on that date.

•	If a merger of the Company with Roche or an affiliate of Roche has occurred on or before June 30, 2009, then:
•	If vesting is not accelerated with respect to 100% of the Company’s then outstanding unvested stock options in connection with the merger, 100% of the retention bonus will be paid on the completion of the merger, subject to the employee remaining employed by the Company on the date the merger is completed, or

•	If vesting is accelerated with respect to 100% of the Company’s then outstanding unvested stock options in connection with the merger, then 50% of the retention bonus will be paid on the completion of the merger, and the remaining 50% will be paid on the first anniversary of the completion of the merger, subject to the employee remaining employed by the Company on those dates.
In addition, in the event of a merger of the Company with Roche or an affiliate of Roche, any employee who is terminated without “cause” or resigns with “good reason” (within three months of the initial existence of the condition or event that constitutes “good reason”) will be entitled to receive any remaining unpaid retention bonus upon such termination. However, under the Executive Retention Plan, if such payment would be subject to Section 409A of the Internal Revenue Code, such payment will be delayed until the first payroll date that occurs following six months and one day following termination.
The amounts payable to the named executive officers are set forth below:

Named Executive Officer	Title	Total Retention Bonus
Arthur D. Levinson	Chief Executive Officer	$8,737,300
David A. Ebersman	Executive Vice President and Chief Financial Officer	$2,730,500
Susan D. Desmond-Hellmann	President, Product Development	$4,587,200
Richard H. Scheller	Executive Vice President, Research	$2,730,500
Stephen G. Juelsgaard	Executive Vice President, Chief Compliance Officer and Secretary	$2,730,500

Severance Plans
The Genentech, Inc. Employee Severance Plan (the “Employee Severance Plan”) and the Genentech, Inc. Executive Severance Plan (the “Executive Severance Plan”, and together with the Employee Severance Plan, the “Severance Plans”) provide that substantially all employees of the Company, including the named executive officers, will be entitled to receive specified payments and benefits if they are terminated “without cause” or resign for “good reason"(within three months of the initial existence of the condition or event that constitutes “good reason”) within 18 months following a merger with Roche or an affiliate of Roche. The participants in the Executive Severance Plan are the same as the participants in the Executive Retention Plan.
Participants in the Employee Severance Plan will be entitled to the following:
•	A severance payment based on a designated number of weeks, multiplied by (A) the employee’s weekly base salary, plus (B) an amount equal to the average annual bonus paid to the employee over the past three years, expressed as a percentage of average annual salary, multiplied by the employee’s weekly base salary. The number of weeks will range from 18 weeks to 52 weeks, depending on the employee’s job level and tenure with the Company.

•	Accelerated vesting of all stock options granted by the Company and outstanding as of the severance date.

•	Continued medical group health and dental plan coverage for a period of time equal to the designated number of weeks used to determine the employee’s severance pay.

•	Reimbursement for reasonable outplacement services for 60-180 days (depending on the employee’s job level) following the employee’s severance date.

•	Reimbursement of legal fees and expenses incurred by the employee in successfully enforcing rights under the Plan.
Participants in the Executive Severance Plan will be entitled to the following:
•	A severance payment based on the executive’s base salary and the average of the prior three years bonus.
•	For the Chief Executive Officer, the severance payment will be three times base salary and the average of the prior three years bonus.

•	For members of the Executive Committee (including the Executive Vice President and Chief Financial Officer and all of the named executive officers) the severance payment will two times base salary and the average of the prior three years bonus.

•	For other executives, the severance payment will be based on a designated number of weeks, multiplied by (A) the executive’s weekly base salary, plus (B) an amount equal to the average annual bonus paid to the executive over the past three years, expressed as a percentage of average annual salary, multiplied by the executive’s weekly base salary. The number of weeks will range from 52 weeks to 104 weeks, depending on the executive’s job level and tenure with the Company.
•	Accelerated vesting of all stock options granted by the Company and outstanding as of the severance date.

•	Continued medical group health and dental plan coverage.
•	For the Chief Executive Officer, coverage will be for three years.

•	For members of the Executive Committee, coverage will be for two years.

•	For other executives, coverage will be equal to the number of weeks used to determine the executive’s severance pay.
•	Reimbursement for reasonable outplacement services not to exceed 180 days following the executive’s severance date.

•	Reimbursement of legal fees and expenses incurred by the executive in successfully enforcing rights under the Plan.
Payment of the severance benefits under both Severance Plans is conditioned upon the employee’s execution of a release of claims in favor of the Company. Benefits which are subject to Section 409A of the Internal Revenue Code will be delayed until the first payroll date that occurs following six months and one day following termination of employment.
2008 Annual Bonus
In addition, the Severance Plans provide that if a merger with Roche occurs, participants will be paid their earned and accrued bonus under the 2008 Bonus Plan on the normal payment date if the employee remains employed with the Company through such date or the employee was terminated without cause or resigns for good reason following the merger with Roche. If a merger with Roche occurs prior to the end of the Company’s 2008 fiscal year, special rules will apply to determine the amount of the 2008 Bonus Plan pool, where the applicable corporate performance goals that would have been measured at the end of the year will be deemed achieved (the “annual corporate performance goals”) and added to the actual year-to-date achievement of any other applicable performance goals other than the annual corporate performance goals.
Definitions of Cause and Good Reason
As used in the Employee Retention Plan and the Employee Severance Plan, “cause” means:
•	Willful and continued material failure to perform the reasonable duties and responsibilities of such person’s position after the Company has provided such person with a written demand for performance that describes the basis for the Company’s belief that such person has not substantially performed his or her duties and such person has not corrected the failure within thirty (30) days of the written demand;

•	Any act of personal dishonesty that is intended to result in substantial personal enrichment;

•	Conviction of, or plea of nolo contendere to, a felony; or

•	Any material violation of the Company’s policies or guidelines.
As used in the Employee Retention Plan and the Employee Severance Plan, “good reason” means the occurrence of one or more of the following without the person’s consent:
•	A fifteen percent (15%) or more reduction in total annual cash compensation opportunity (base pay and target bonus opportunity) as compared to total annual cash compensation opportunity immediately prior to the Corporate Transaction; or

•	Change in such person’s principal work location resulting in a new commute that is more than 50 miles greater than such person’s commute prior to the change.
As used in the Executive Retention Plan and the Executive Severance Plan, “cause” means:

•	Willful and continued material failure to perform reasonable job duties and responsibilities;

•	Any act of personal dishonesty that is intended to result in substantial personal enrichment;

•	Conviction of, or plea of nolo contendere to, a felony that the Board of Directors of the Company reasonably believes has had or will have a detrimental effect on the Company’s reputation or business;

•	Breach of any fiduciary duty owed to the Company that has a detrimental effect on the Company’s reputation or business; or

•	Such person is found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or enters into any cease and desist order with respect to such action.
As used in the Executive Retention Plan and the Executive Severance Plan, “good reason” means the occurrence of one ore more of the following, without the person’s consent:
•	A fifteen percent (15%) or more reduction in total annual cash compensation opportunity (base pay and target bonus opportunity) as compared to total annual cash compensation opportunity immediately prior to the Corporation Transaction;

•	Change in principal work location resulting in a new commute that is more than 50 miles greater than such person’s commute immediately prior to the change; or

•	A material reduction in authority, duties and/or responsibilities as compared to such person’s authority, duties and/or responsibilities immediately prior to the completion of the merger with Roche or an affiliate of Roche (for example, but not by way of limitation, this determination will include an analysis of whether such person maintains at least the same level, scope and type of duties and responsibilities with respect to the management, strategy operations and business of the combined entity resulting from such transaction, taking the Company, Roche and their respective parent corporations, subsidiaries and other affiliates, together as a whole).
Item 8.01 Other Events.
See Item 5.02 above.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

10.1	Genentech, Inc. Executive Retention Plan

10.2	Genentech, Inc. Executive Severance Plan

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Genentech, Inc.
Dated: August 21, 2008	By:	/s/ Stephen G. Juelsgaard
Stephen G. Juelsgaard
Executive Vice President, Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Genentech, Inc. Executive Retention Plan

10.2	Genentech, Inc. Executive Severance Plan